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Exhibit (a)(5)(B)

Constellation Software Commences Tender Offer for all Outstanding Shares of Computer Software Innovations

Toronto, Canada, October 10, 2012 — Constellation Software Inc. ("Constellation") (TSX:CSU) is commencing today, through its indirect wholly-owned subsidiary NHCC Merger Corp., a cash tender offer to purchase all outstanding shares of common stock and preferred stock of Computer Software Innovations, Inc. ("CSWI") (OTCBB:CSWI). Constellation and CSWI announced the execution of a definitive merger agreement on Tuesday, October 2, 2012. Upon the successful closing of the tender offer, stockholders of CSWI will receive $1.10 in cash for each share of CSWI common stock and preferred stock validly tendered and not validly withdrawn in the offer, without interest and less any applicable withholding taxes.

N. Harris Computer Corporation ("Harris"), the direct parent of NHCC Merger Corp. and a direct, wholly-owned subsidiary of Constellation, will file today with the U.S. Securities and Exchange Commission ("SEC") a tender offer statement on Schedule TO which sets forth in detail the terms of the tender offer. Additionally, CSWI will file with the SEC a solicitation/recommendation statement on Schedule 14D-9 that includes the unanimous recommendation of CSWI's board of directors that CSWI stockholders accept the tender offer and tender their shares.

The tender offer is scheduled to expire at 12:00 midnight New York City time at the end of Tuesday , November 6, 2012, unless the tender offer is extended in accordance with the merger agreement and the applicable rules and regulations of the SEC.

The consummation of the tender offer is conditioned on the tender of a majority of the outstanding shares of CSWI's common stock and other customary conditions that are specified in the offer documents. Following completion of the tender offer and, if required, receipt of stockholder approval, Harris expects to consummate a second-step merger in which remaining CSWI stockholders will receive the same cash price per share as paid in the tender offer. Following the merger, CSWI will become a wholly-owned subsidiary of Harris.

About Constellation Software, Inc.

Constellation acquires, manages and builds vertical market software businesses that provide mission critical software solutions. Constellation's common shares are listed on the Toronto Stock Exchange under the symbol "CSU". Further information about Constellation may be obtained from its website at www.csisoftware.com.

About N. Harris Computer Corporation

Harris is a leading provider of financial management and Customer Information Systems (CIS) software solutions. Since 1976, Harris has focused on providing feature-rich and robust turnkey solutions to Public Sector, Schools, Utility, and Healthcare agencies throughout North America. Harris' focus is on creating long-term relationships with its customers and ensuring that it meets the changing needs of its customers over time. Further information about Harris may be obtained from its website at www.harriscomputer.com.

About Computer Software Innovations, Inc.

CSWI is a provider of Financial Software Solutions to the public sector market. The CSWI software solutions have established CSWI as a major software provider to school districts and local governments in the southeastern United States. CSWI offers a fully integrated suite of software products from financials and human resources to revenues and citizen services.

CSWI also provides Technology Solutions and Cloud Services, focused primarily on the public sector market, particularly K-12 education. Its Technology Solution division delivers classroom and enterprise solutions including borderless networks, datacenter and virtualization, physical security and infrastructure, video collaboration and instructional technologies while also providing Hosted Voice, Hosted Email and Identity Management solutions.

More information about CSWI is available at www.csioutfitters.com.

Important Information

This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any of the CSWI common and preferred shares. Harris will file with the Securities and Exchange Commission an offer to purchase, a letter of transmittal and related documents and thereafter CSWI will file a solicitation/recommendation statement with respect to the tender offer. Each of these documents will be mailed to shareholders of record and will also be made available for distribution to beneficial owners of common and preferred shares. The solicitation of offers to buy the CSWI common and preferred shares will only be made pursuant to the offer to purchase, the letter of transmittal and related documents. Shareholders should read the offer to purchase, the letter of transmittal and related documents, as well as the solicitation/ recommendation statement, carefully because they will contain important information, including the various terms of, and conditions to, the tender offer. Shareholders will be able to obtain the offer to purchase, the letter of transmittal and related documents and the solicitation/recommendation statement without charge from the Securities and Exchange Commission's Website at www.sec.gov. Shareholders will also be able to obtain the offer to purchase, letter of transmittal and related documents without charge from Georgeson Inc., the information agent for the tender offer, and will be able to obtain free copies of CSWI's solicitation/recommendation statement and related documents filed by CSWI with the Securities and Exchange Commission on the Investor Relations section of CSWI's website at www.csioutfitters.com. Shareholders are urged to read carefully those materials when they become available prior to making any decisions with respect to the tender offer.

Forward-Looking Statements

This press release contains forward-looking statements that are not historical facts and are subject to risks and uncertainties that could cause actual results to differ materially from those described. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Forward-looking statements in this press release include statements regarding the anticipated benefits of the transaction; statements regarding the anticipated timing of filings; statements regarding the expected timing of the completion of the transaction; and any statements of assumptions underlying any of the foregoing. All forward-looking statements are based largely on current expectations and beliefs concerning future events, approvals and transactions that are subject to substantial risks and uncertainties. Factors that may cause or contribute to the actual results or outcomes being different from those contemplated by forward-looking statements include: risks and uncertainties associated with the tender offer, including uncertainties as to the timing of the tender offer and merger, uncertainties as to how many of CSWI's shareholders will tender their shares in the offer, the risk that competing offers will be made, and the possibility that various closing conditions for the transaction may not be satisfied or waived. These forward-looking statements speak only as of the date of this communication and none of Constellation, Harris or CSWI assumes any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or developments or otherwise, except as required by law.

CONTACTS

Harris:	CSWI:
Jerry Canada Jr.	David Dechant
President, Public Sector & Schools Group	CFO
Harris Computer Systems	Computer Software Innovations, Inc.
Tel: (716) 207-8005 x221	Tel: (864) 855-3900

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  Exhibit (a)(5)(B)
Constellation Software Commences Tender Offer for all Outstanding Shares of Computer Software Innovations